The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Slide 1:


Generate income
INCM
Franklin Income Focus ETF
Seeks consistent monthly income across asset classes.
Expense ratio 0.38%
Management style Active
AUM: $1.5bn
FRANKLIN TEMPLETON.
See next >
All investments contain risk and possible loss of principal. Products not available in all regions.

Slide 2:


Help manage risk
LVHI
Franklin International Low Volatility High Dividend Index ETF
A defensive equity income solution focused on high-quality companies with sustainable dividends.
Expense ratio 0.40%
Management style Indexed
AUM: $4.9bn
FRANKLIN TEMPLETON.
See next >
All investments contain risk and possible loss of principal. Products not available in all regions.
AUM as of 5/31/2026.

Slide 3:



Grow your wealth
LRGE
ClearBridge Large Cap Growth Select ETF
Captures global growth through investing in large-capitalization companies.
Expense ratio
0.48%
Management style
Active
Morningstar category
Large Growth
FRANKLIN TEMPLETON.
See next >
All investments contain risk and possible loss of principal. Products not available in all regions.
AUM as of 5/31/2026.

Slide 4:



Diversify your portfolio
FGDL
Franklin Responsibly Sourced Gold ETF
An exchange traded product that provides low-correlation exposure relative to traditional stocks and bonds.
Sponsor fee
0.15%
Management style
Indexed
Morningstar category
Commodities Focused
FRANKLIN TEMPLETON.
The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act).
All investments contain risk and possible loss of principal. Products not available in all regions.

**Post Copy Option 1:**

Goals matter—on and off the field.

In honor of the World Cup, check out these featured ETFs/ETPs—built to help you stay informed while balancing risk, growth, diversification, and income as you work toward your portfolio goals.

Because the best results come from playing a smart, disciplined game.

Learn more:

INCM: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/36262/SINGLCLASS/franklin-income-focus-etf/INCM

LVHI: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/91481/SINGLCLASS/franklin-international-low-volatility-high-dividend-index-etf/LVHI

LRGE: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/91630/SINGLCLASS/clearbridge-large-cap-growth-select-etf/LRGE

FGDL: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/31714/SINGLCLASS/franklin-responsibly-sourced-gold-etf/FGDL

For FGDL prospectus, click here.

**Post Copy Option 2:**

What do soccer and investing have in common? Every goal counts.

On the pitch, it's all about finishing strong. In portfolios, it's about staying focused on what matters most—income, growth, risk mitigation, and diversification where it makes sense.

In honor of the World Cup, explore these featured ETFs/ETPs—built to help you take your best shot at today's most relevant investment goals.

Learn more:

INCM: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/36262/SINGLCLASS/franklin-income-focus-etf/INCM

LVHI: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/91481/SINGLCLASS/franklin-international-low-volatility-high-dividend-index-etf/LVHI

LRGE: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/91630/SINGLCLASS/clearbridge-large-cap-growth-select-etf/LRGE

FGDL: https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/31714/SINGLCLASS/franklin-responsibly-sourced-gold-etf/FGDL

For FGDL prospectus, click here.